Exhibit 99

Heritage Financial Group Subsidiary, HeritageBank of the South,
Agrees to Purchase the Tattnall Bank in An FDIC-Assisted Transaction

ALBANY, Ga.--(BUSINESS WIRE)--December 4, 2009--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that HeritageBank of the South has entered into a definitive whole-bank purchase and assumption agreement with the Federal Deposit Insurance Corporation ("FDIC") to acquire The Tattnall Bank, a $50 million full-service bank that is based in Reidsville, Georgia, with a second location in Collins, Georgia. The Georgia Department of Banking and Finance today closed The Tattnall Bank and appointed the FDIC as receiver.

The Tattnall Bank is approximately 70 miles west of Savannah and 35 miles southwest of Statesboro.

The two branches previously operated by The Tattnall Bank will reopen on Saturday or Monday, according to their prior normal operating hours, as branches of HeritageBank of the South. Depositors of The Tattnall Bank will automatically become depositors of HeritageBank of the South, and deposits will continue to be insured by the FDIC. With this acquisition, HeritageBank of the South will now operate nine locations, adding a new market in Southeast Georgia to existing markets in Southwest Georgia and North Central Florida.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to welcome the customers of The Tattnall Bank to the HeritageBank of the South family of valued customers. Our enthusiastic welcome goes out as well to the loyal employees of the bank who join us today. It is our objective to make this transition as transparent and easy as possible for all. We want to assure our new customers that their deposits are safe and fully accessible using their existing account numbers, checks, and debit/ATM cards. These accounts will automatically be converted into standard HeritageBank of the South deposit accounts in an orderly manner. We look forward to cementing even stronger relationships with all current customers of The Tattnall Bank in the months and years ahead.

"We are pleased that the Company's strong capital position has enabled us to take advantage of this expansion opportunity," Dorminey continued. "We believe the Tattnall County area represents a solid market for our style of community banking and gives us the potential to grow regionally in the future." Dorminey noted that he believes the Company remains well positioned to take advantage of possible future acquisition opportunities and FDIC-assisted deals that make sense for HeritageBank of the South's business and markets.

As a result of this acquisition, HeritageBank of the South will assume approximately $47 million in deposits and acquire $39 million in loans and other real estate. This transaction does not involve a loss-share agreement, but is subject to a purchase discount by the FDIC totaling $15 million.

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving customers in South Georgia and North Central Florida through nine full-service banking offices. As of September 30, 2009, the Company reported total assets of approximately $470 million, total stockholders' equity of approximately $63 million, and a Total Risk-Based capital ratio of 17.7%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and
Chief Financial Officer